China Shen Zhou Mining & Resources, Inc. Discloses Additonal Information Concerning Inability to Timely File 2012 Form 10-K

BEIJING, CHINA, April 17, 2013 – China Shen Zhou Mining & Resources, Inc. (the “Company”) (NYSE Amex: SHZ), announced on April 16, 2013 that the Company would be unable to file its annual report for the year ended December 31, 2012 on Form 10-K by the extended April 16, 2013 deadline.

On April 2, 2013, the Company filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its annual report on Form 10-K for the year ended December 31, 2012 by April 1, 2013 and that it expected to file its annual report as soon as practicable.

The Company has been working with great diligence to complete the filing, but will require additional time due to ongoing discussions with the SEC concerning the accounting treatment for certain development costs incurred at the Company’s mines. The resolution concerning the accounting treatment may impact and require a restatement to the Company’s 2011 financial statements. The potential restatement would be to reverse approximately $2,287 thousands in development costs which were capitalized and expense them in the year ended December 31, 2011. As filed in our 2011 Form 10-K, the Company reported net income from operations of $2,249 thousands. If it is determined that we improperly capitalized these development costs our net income would have decrease by $2,287 thousands, resulting in a net loss from operations of $38 thousands.

At this time, the outcome of this matter cannot be predicted, however the Company is committed to proper financial reporting and will comply with all requirements in order to resolve this issue.

At this time the Company cannot provide an estimate on when it expects to file the 10-K.

Estimated preliminary financial information as of and for the year ended December 31, 2012 is listed in the following table:

The Company cautions that all of these results are preliminary and subject to change following the completion of the discussions with the SEC and our audit. Financial results for such period and the preliminary and unaudited financial information provided herein does not represent all of the information that would normally be included in an annual report on Form 10-K with respect to the Company’s financial results.

Estimated preliminary financial information is as follows (in thousands):

Net loss for the year ended December 31, 2012	$14,484 – 17,492

Total assets as of December 31, 2012	$88,247 – 100,255

Total liabilities as of December 31, 2012	$40,176 – 42,184

Total stockholders’ equity as of December 31, 2012	$48,071 – 58,071

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ziming Li

Investor Relations

China Shen Zhou Mining & Resources, Inc

Tel: 86-10-88909976

Investors@chinaszky.com